Filed pursuant to Rule 433

Registration No. 333-198989

November 24, 2014

PRICING TERM SHEET

EL PASO ELECTRIC COMPANY

$150,000,000

5.000% Senior Notes due December 1, 2044

Issuer:	El Paso Electric Company
Issue:	5.000% Senior Notes due December 1, 2044
Ratings*:	Baa1 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services
Principal Amount:	$150,000,000
Maturity:	December 1, 2044
Coupon:	5.000%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2015
Treasury Benchmark:	3.125% due August 15, 2044
Treasury Yield:	3.023%
Reoffer Spread:	T+200 basis points
Yield to Maturity:	5.023%
Price to Public:	99.645% of the principal amount thereof
Transaction Date:	November 24, 2014
Settlement Date:	December 1, 2014 (T+4)
Redemption Terms:
Make-whole call:	Prior to June 1, 2044, callable at any time at a make-whole premium of the greater of (i) 100% of the principal amount and (ii) discounted present value at Treasury Rate plus 30 basis points
Par call:	On or after June 1, 2044, callable at any time at par
Minimum Denomination:	$1,000
CUSIP/ISIN:	283677AZ5/US283677AZ52
Joint Book-Running Managers:	J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
Senior Co-Manager:	BBVA Securities Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at (212) 834-4533 or Mitsubishi UFJ Securities (USA), Inc. toll-free at (877) 649-6848.